Exhibit 99.1

FOR IMMEDIATE RELEASE

TARGANTA REPORTS FOURTH-QUARTER AND FULL-YEAR 2007

FINANCIAL RESULTS

CAMBRIDGE, MA – March 24, 2008 – Targanta Therapeutics Corporation (Nasdaq: TARG) today reported financial results for the quarter and full year ended December 31, 2007.

Targanta reported a net loss of $10.7 million for the three months ended December 31, 2007, compared to a net loss of $8.7 million for the same period in 2006. This increase is primarily due to increases in research and development expenses related to advancement of the Company’s lead antibiotic candidate, oritavancin, for which Targanta recently submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) and on which the Company is conducting additional clinical trials. For the full year ended December 31, 2007, the Company reported a net loss of $63.3 million compared to a net loss of $30.1 million for the same period in 2006. The calculation of net loss for the fourth quarter and full year ended December 31, 2007 includes stock-based compensation expense of $0.5 million and $2.2 million, respectively.

The Company had cash, cash equivalents and short-term investments totaling $90.3 million as of December 31, 2007 and 21.0 million shares outstanding.

On October 9, 2007, the Company completed its initial public offering, issuing 5.75 million shares of its Common Stock at a price of $10.00 per share. Net proceeds to the Company were approximately $51.1 million after deducting underwriting discounts and commissions and offering expenses.

“2007 was a year of great accomplishment at Targanta, culminating in our recent first regulatory submission for oritavancin,” said Mark Leuchtenberger, President and Chief Executive Officer of Targanta. “With our Series C fundraising early in 2007, our successful IPO in October, and key additions to our senior management team, we believe we are well positioned to bring oritavancin to market, should we gain approval, providing physicians and hospitals with a new tool to fight resistant bacterial skin infections.”

About Targanta Therapeutics

Targanta Therapeutics Corporation (NASDAQ: TARG) is a biopharmaceutical company focused on developing and commercializing innovative antibiotics to treat serious infections in the hospital and other institutional settings. The Company’s pipeline includes oritavancin, a semi-synthetic lipoglycopeptide antibiotic currently awaiting U.S. regulatory approval, as well as a number of antibacterial agents in pre-clinical development. The Company has operations in Cambridge, MA, Indianapolis, IN, and Montreal, Québec, Canada. To find out more about Targanta, visit www.targanta.com.

Safe Harbor Statement

This press release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These are statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Targanta’s filings with the Securities and Exchange Commission. The risks and uncertainties referred to above include, but are not limited to, risks related to Targanta’s dependence on the success of oritavancin; delays in obtaining or a failure to obtain regulatory approval for Targanta’s product candidates; failure of any approved product to achieve significant commercial acceptance in the medical community or receive reimbursement by third-party payors; unfavorable clinical trial results; failure to maintain and protect Targanta’s intellectual property assets and to avoid infringing the intellectual property rights of others; competition from other pharmaceutical or biotechnology companies; Targanta’s potential inability to initiate and complete pre-clinical studies and clinical trials for its product candidates; the possibility that results of pre-clinical studies are not necessarily predictive of clinical trial results; and those other risks factors that are described more fully in the Company’s filings with the Securities and Exchange Commission. Targanta does not undertake any obligation to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

Contact:

George Eldridge (investors)

Senior Vice President Finance & Administration and Chief Financial Officer

Targanta Therapeutics Corporation

(617) 577-9020 x212

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CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

	December 31, 2007	December 31, 2006
Cash, cash equivalents and short-term investments	$90,259	$12,533
Working capital (deficit)	77,844	(9,895)
Long-term debt	14,287	16,868
Total stockholders’ equity (deficit)	64,873	(41,490)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(Unaudited)
Operating expenses
Research and development	$8,830	$4,241	$34,648	$11,456
Acquired in-process research and development	—	—	17,152	—
General and administrative	2,601	1,172	9,835	3,352

Total operating expenses	11,431	5,413	61,635	14,808

Other income (expense)
Interest income	987	35	2,542	280
Interest expense	(380)	(2,908)	(2,890)	(14,968)
Foreign exchange gain (loss)	(87)	(270)	(1,735)	(214)

Other income (expense), net	520	(3,143)	(2,083)	(14,902)

Loss before income tax (expense) benefit	(10,911)	(8,556)	(63,718)	(29,710)
Income tax benefit (expense)	246	(112)	371	(431)

Net loss	$(10,665)	$(8,668)	$(63,347)	$(30,141)

Net loss per share—basic and diluted	$(0.55)	$(360.97)	$(13.12)	$(1,266.55)

Weighted average number of common shares used in net loss per share—basic and diluted	19,148,042	25,282	4,845,266	25,282

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